Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-115974

PROSPECTUS SUPPLEMENT
(to prospectus dated July 6, 2004)

                                  ASTRALIS LTD.

                        47,056,520 Shares of Common Stock

      On July 28, 2004, we accepted the resignations of Mike Ajnsztajn and Gina Tedesco, effective immediately with respect to their positions as members of our Board of Directors and effective as of August 26, 2004 with respect to their positions as our Chief Executive Officer and Chief Financial Officer, respectively. Jose Antonio O'Daly, the Chairman of our Board of Directors and President of Research and Development, will act as interim Chief Executive Officer after August 26, 2004. As of August 26, 2004, Ms. Tedesco will not have a right to designate a member of our Board of Directors under the Amendment to Stockholders Agreement dated January 20, 2004 by and among us, SkyePharma PLC, Mr. Ajnsztajn, Ms. Tedesco, Dr. O'Daly and Gaston Liebhaber (the "Agreement"). Mr. Ajnsztajn, as long as he continues to own at least 2,170,000 shares of our common stock, will continue to have a right to designate a member of our Board of Directors under the Agreement. The information included under "Management," "Business-Agreements with SkyePharma," "Certain Relationships and Related Transactions-Relationship with SkyePharma," "Security Ownership of Certain Beneficial Owners and Management," "Selling Stockholders-Relationship with Certain Selling Stockholders" and "Description of Capital Stock-Common Stock" in the accompanying prospectus is hereby modified by the above. This prospectus supplement should be read in conjunction with the accompanying prospectus dated July 6, 2004 which is to be delivered with this prospectus supplement.

      Our common stock is currently listed on the OTC Bulletin Board under the symbol "ASTR." On August 17, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $0.77 per share.

      Investing in our common stock involves risks. Please read the "Risk Factors" section beginning on page 4 of the accompanying prospectus to read about certain risks that you should consider before purchasing shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus which accompanies this prospectus supplement. Any representation to the contrary is a criminal offense.

            The date of this Prospectus Supplement is August 18, 2004